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Document / Documento:  "Actuacion Notarial - Protocolo Ley 4735"
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                               N(degree) 000919870
                                     SERIE C

                                      -120-
                              a hundred and twenty

                            NOTARY PUBLIC PROCEEDING
                     RECORD BOOK                  LAW 4735
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RECORDING OF A PRIVATE CONTRACT: DEED NUMBER TWENTY-TWO.- In the capital of
Mendoza Province, Republica Argentina, on June 23rd, 1995; in front of me GILBERTO F. SUAREZ LAGO, lawyer acting as notary public, registered under N(degree) 37; APPEARING: Mr. JORGE ALFREDO VARGAS, L.E. (document) N(degree) 6895317, argentine, married, taking up his legal residence in Peru 930, Ciudad, capital of this province, of age, capable, I witness. And Mr. JORGE ALFREDO VARGAS SAYS: That he comes as representative for the entity "Minera Andes S.A.", guaranteeing this representation by submitting General Power for Lawsuits and Administrative Procedures, which has been given by Minera Andes S.A. through deed number 355, declaring that it was registered in "Registro Publico de Mandatos General de esta Provincia" (Public Register for Powers of Attorney of this Province), under number 31349, Fs. 153, Tomo 299 "L" dated February 14th, 1995. And Mr. Jorge Alfredo Vargas shows a copy of a contract of "Exploration and Prospecting with option to buy" dated June 15th, 1995, in order to be registered in this Notary Registry under my direction, which is truly and immediately copied and it states: There is a seal which says: FREE OF

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SEALS' TAX. By Art. 240 Inc. 31 (Law 6104) Place and date Mendoza 06/27/95.
Verified. There is an illegible signature with a legend that says: Assessor. There is an illegible signature.- CONTRACT OF EXPLORATION AND PROSPECTING WITH OPTION TO BUY. - In the city of Mendoza, Province named the same, on June 15th, 1995, it is agreed between MINERA ANDES S.A., represented hereon by its Director President Mr. JORGE ALFREDO VARGAS, (C.I. 219206 Mendoza (document)), guaranteeing that it is a legal entity by means of its Corporate Statutes; and also appearing as representative, its attorney Mr. BRIAN GAVIN, (Passport C969194D), taking up residence in Coronel Moldes 837, Mendoza, on one hand; and on the other, Mr. CARLOS OSVALDO GIUSTOZZI, L.E. (document) No. 6865305, on his own, married, Geologist, living in Saenz Pena 6140, Villa Nueva, Guaymallen, Mendoza; also appearing Mrs. MARIA RIERA DE GIUSTOZZI, L.C. (document) 4115161, married, housewife, same address as the latter; both of them taking up legal residence for the purposes of this contract, at Olascoaga 1574, Planta Baja, "F", Mendoza; appearing on her own and giving conjugal approval as required by Art. 1277 from Civil Code; and the said parties agree for the current Contract of Exploration and Prospecting with Option to buy, as a consequence of the "Letter of Intent-Holding of Offer", submitted by Mr. Carlos Osvaldo Giustozzi on April 10th, 1995 and which was accepted by Minera Andes S.A. on May 23rd, 1995; and which will be ruled under the following conditions. FIRST: Mr. Carlos Osvaldo Giustozzi as holder of the claim arising from the cateo's allowances in process under files (expedientes): 1) N* 73-G-94 (4125 has), and 2) N* 184-T-94 (3600 Has), which are composed by the area called "La Horqueta"; registered at Direccion Provincial de Mineria de Mendoza

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(General Mining Administration). Whereas, it is on record that the cateo under file number (expediente) 184-T-94 had been applied for, by Mr. Luis Aldo Testa and all the rights and proceedings resulting from that cateo have been transferred to Mr. Carlos Osvaldo Giustozzi, by Public Deed Number 45 dated June 14th, 1995, submitted to Notary Public Don Dario Cesar Carrieri, holder of registry N(degree) 258 from Mendoza capital. Mr. Carlos Osvaldo Glustozzi states that his rights and claims are completely valid and they are in force according to Mining Code; that there are no legal or conventional inhibitions, seizures or burdens affecting them and they are all completely available. A Certificate issued by Notary of Mines from Provincial Mining Direction of Mendoza, showing the good standing of the titles, is enclosed. Mr. Carlos Osvaldo Giustozzi also states that they are also included under the terms of this contract, any other mining claim that by any mean he had or got in the declared cateos, by himself or third parties, declared mines or to be declared; making clear that at present they already have declared mines in process, that are comprised in this contract; and agreeing with Minera Andes S.A. that he gives the "Right to exploration and prospecting with irrevocable option to buy", in order to explore and/or buy those cateos and mining claims, as a whole or in part, at any stage of this contract. An approximate sketch showing the location of the area is incorporated. It is stated that there are no studies, neither enhancements ready for exploitation or certainty of mineralization, economically exploitable, in none of these areas. SECOND: the option to buy could be exercised by Minera Andes S.A. at any moment within the four years term, since May 25th, 1995 and ending on May 25th, 1999. In the event that the option was taken, Mr. Carlos Osvaldo Giustozzi, agrees to carry on by his own all the proceedings necessary to formally

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transfer the ownership to Minera Andes S.A., or to whom it may designate, of the mining properties hereby detailed under Article 1st. In order to make the transfer easy, Mr. Carlos Osvaldo Giustozzi, gives irrevocable power in favor of Minera Andes S.A. and/or the person designated by that company, in order to drive the process related to any of the files hereabove mentioned, declare ore that could be discovered and require directly from the Provincial Mining Direction, the titles for the corresponding properties and arising rights, during the term of this contract, and without meaning that by this irrevocable authorization Mr. Carlos Osvaldo Giustozzi is free from his original obligation to execute all the said proceedings. During the term of this contract, the parties agree, by themselves or by third parties, not to apply for or register as devoid in the areas comprised, cateos, manifestaciones de descubrimiento (discovery declaration), minas (mines) or estacas minas, or any other claim that could spoil the soul of this agreement. If there had been other manifestaciones and/or any manifestacion was made, creating rights in the areas hereby comprised, this rights would be considered under the conditions of the current contract. Any damage to assets suffered by any of the parties as a consequence of misbehavior between them, will be indemnified. THIRD: During the term of this contract, Mr. Carlos Osvaldo Giustozzi and his wife gives Minera Andes S.A. the holding of the cateos and claims hereby identified under Article 1st, but the latter could not exploit the ore deposits, that could appear; having the ability to carry on exploration and investigation tasks and the following works: geologic, mining, topographic surveys, drilling, take samples of the surface and underground, mineralogy and metallurgic surveys, build test plants for the sake of study and any other task that could be useful for accomplishing the goal, which is the discovery

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and cubic measuring of ore that could be considered economically exploitable.
FOURTH: In the event that Minera Andes S.A. took the right for the option to buy under article first hereby, the sales price for the belongings identified under Article lst, included all the manifestaciones creating mining claims that could be incorporated, is fixed in a million and eight hundred dollars (U$S 1,800,000) to be paid in dollar bills or in pesos at the corresponding exchange rate for the dollar bill at sales price in Banco de la Naci6n Argentina, the day before payment date. Payment schedule is established in the following way: lst) as counterpart and execution start of the contract with option to buy, as a whole or in part, stated under article first, Minera Andes S.A. will pay to Mr. Carlos Osvaldo Giustozzi, the amounts herebelow mentioned: a) First year: 1) First quarter: U$S 15,000 2) Second quarter: U$S 7,500 3) Third quarter: U$S 7,500 4) Fourth quarter: U$S 7,500.- b) Second year: 1) First quarter: U$S 10,000 2) Second quarter: U$S 10,000 3) Third quarter: 50,000 4) Fourth quarter: U$S 1 0,000.- c) Third year: 1) First quarter: U$S 15,000 2) Second quarter: U$S 15,000 3) Third quarter: U$S 22,500 4) Fourth quarter U$S 22,500.- d) Fourth year: 1) First quarter: U$S 22,500 2) Second quarter: U$S 22,500 3) Third quarter: U$S 25,000 4) Fourth quarter: U$S 25,000. Total U$S 247,500. These amounts will be paid by Minera Andes S.A. from the lst to the 5th of the first month of each quarter, starting at the signature of this contract, and the second payment, will be from the lst to 5th of September and then, subsequently in the way hereby indicated. The address for payments will be at Coronel Moldes 837, Mendoza city; making a deposit in a banking account that could be established. 2nd) The balance for the total price of U$S 1,552,500 in case of exercising the option to buy when the option term expires; or eventually, if this option was taken

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before ending the term of four years, the balance for the price necessary to complete the difference with the total price of U$S 1,800,000; will be paid in two equal semiannual payments; canceling the first of them together with the deed transferring the ownership, and the second, six months after it; at that moment, it will be agreed the appropriate way to give a payment guarantee, in favor of the seller. The term for giving this transferring deed, is agreed in sixty straight days from actual notice exercising the option to buy as a whole or in part, by Minera Andes S.A., in case of delay in the deed proceeding, a fine is stated consisting in a monthly 3% over the price balance, which should be paid by the party responsible for the delay; eventually Minera Andes S.A. could withhold this amount, over the price balance. The price submitted o signed by Mr. Carlos Osvaldo Glustozzi, is considered as sufficient payment receipt. The delay in the payment of any of these amounts, will proceed automatically; and then if Minera Andes S.A. was summoned and did not fulfill the payment in the term of five working days, this contract would be considered as resigned without obligation to indemnify. 3rd)This price is also made up of a 1% royalty from the ore price over the "Net Smelter Return" during the production period of the deposit, in the case Minera Andes S.A. exercised the option to buy. This royalty could be paid in USA dollars, if it is not legally possible it will be paid in Pesos at the exchange rate for dollar purchaser established by Banco de la Nacion Argentina..- The payment term for this royalty will be in force when the eventual commercial exploitation of a field starts and will be settled semiannually. Minera Andes S.A. commits itself to furnish Mr. Carlos Osvaldo Giustozzi or whoever he may designate with all the technical information necessary to control the proper settlement of the royalty; without obstructing the administrative

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tasks of Minera Andes S.A.. The amounts resulting from the royalty will be paid by Minera Andes S.A. at its address in Moldes 837, Mendoza; or by the banking account determined by Mr. Carlos Osvaldo Giustozzi. The delay in the payment of this royalty, will proceed immediately and it will earn an interest equivalent to the rate fixed by Banco de la Nacion Argentina for the discount of payment documents and promissory notes, in favor of the seller, who will legally claim if necessary. FIFTH: Minera Andes S.A. at any moment during the term of this contract, could resign it, as a whole or in part without obligation to indemnify, through appropriate notice sent forty-eight hours in advance to Mr. Carlos Osvaldo Giustozzi at the address hereby stated. During the first six months this prior notice should be made fifteen days in advance. Mr. Carlos Osvaldo Giustozzi and his wife, are not able to resign to the contract on their own, except for the cases considered under article 11. The contract will be finished at the specific end date mentioned in the resigning notice that Minera Andes S.A. could send. At the moment of resigning Minera Andes will transfer the holding of the mining belongings to Mr. Carlos Osvaldo Giustozzi as they are, with concession charges all canceled and without equipment or obligation to transfer the enhancements incorporated, except for the case it was not possible to detach them. In the event that Minera Andes S.A. did not decide to purchase the deposits or the area, the amounts paid up to that moment will remain in favor of Mr. Carlos Osvaldo Giustozzi, as compensation for not being able to use his rights during the exploration term. SIXTH: As warranty for the option to buy mentioned under article first hereby, Mr. Carlos Osvaldo Giustozzi agrees to register with the mining authority of Mendoza province, a voluntary inhibition to transfer, sell, rent or burden the mining claims identified under article

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lst, and regarding that, he is actually applying for that. The said inhibition will be determined for a period equivalent to the term of this contract, and a copy of the latter will be submitted as reference for that inhibition, which will be asked to be recorded as a quote to each area and mines' registry; as well as in each file (expediente). SEVENTH: Mr. Carlos Osvaldo Giustozzi, will transfer the mining claims, cateos and minas with all the canons paid up to June 15th, 1995. During the term of this contract Minera Andes S.A. should: a) Pay all the expenses related to the legal standing of the claims mentioned under article FIRST, meaning the payment of: the canons for the cateos and pertenencias, the surveys of cateos and minas, estacas minas and manifestaciones de descubrimiento, repaying of borders and any other expense or Provincial or Municipality distribution that could affect the mining claims hereabove mentioned; not being possible to deduce from payments to Mr. Carlos Osvaldo Giustozzi, except for the case that he had accepted that obligation; as well as all the taxes and national and Provincial burdens that could affect this contract. b) Pay by its own any enhancement necessary to be done. Mr. Carlos Osvaldo Giustozzi will not be responsible for tools, machinery, equipments, facilities or enhancements located within the mining property; c) Take on all the responsibility for corporal injuries or death of any person or damage to assets resulting from negligence or through the fault of it, its employees or agents, resulting from exploration activities or any other work related to the activity of Minera Andes S.A.; d) Pay for all labor and related issues, in all its aspects, and materials used in relation to the aim of this contract. e) Assume the responsibility for indemnity corresponding to surface owners or third parties, including the government, environmental damage, without limit of time, provided that it arose from the fault of Minera Andes S.A.'s

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activities. EIGHTH: Minera Andes S.A. could install and take away from the properties, during the term of this contract, any tool, machinery, equipment or supplies owned by the company. It is agreed and established that in the case of total or partial resignation of this contract due to any reason, Minera Andes S.A. could take away all its belongings, tools, machinery, equipment or supplies and the cost of that transport will be paid by it, within the term of a ninety days (90) from the end of the contract; Minera Andes S.A. could not take away any underground beam or any other supports installed by it and could not alter or restore excavations or any other works on the surface, unless that it is required by law; rules or administrative requirements to be applied. Minera Andes S.A. could keep a night watchman or necessary security during the said term. NINTH: After the total or partial end of this contract due to any reason, but not the payment of the purchase price to Mr. Carlos Osvaldo Giustozzi by Minera Andes S.A., in the way and in the amounts scheduled under article fourth, and provided that Mr. Carlos Osvaldo Giustozzi has fulfilled all the conditions; Minera Andes S.A. should furnish at no charge a copy of all the feasibility studies detailed under article third, done up to the said date, in written and signed; as well as it should make available witnesses or any other material useful for the investigation, within the term of a ninety days after the relationship is ended. Mr. Carlos Osvaldo Giustozzi will have the right to inspect all the belongings at any adequate moment, without obstructing the works; and with prior notice to Minera Andes S.A. of the inspection, no less than 10 days in advance. TENTH: Mr. Carlos Osvaldo Giustozzi, declares and guarantees that he is the only licensee for the mining claims or cateos' applications included under article 1st; that his ownership is in good standing with all the corresponding

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rights, that he has not transferred or burden them, that they are free and exempt for any claim by third parties or people acting on behalf of others. Without limiting or restricting in any way, any other right of Minera Andes S.A. against Mr. Carlos Osvaldo Giustozzi, it is agreed that if during the term of this contract Minera Andes S.A., or the mining authority, or third parties discovered or declared any kind of corruption or limitation in the title of any of the claims or applications for cateos, or mines identified under article lst, Mr. Carlos Osvaldo Giustozzi would prevent that corruption or claims. If Mr. Carlos Osvaldo Giustozzi, did not accomplish so within the term of thirty straight days from the date he is summoned by Minera Andes S.A., except because of Act of God; that corruption, obstructions or restrictions could be repaired by Minera Andes S.A., thus Minera Andes S.A. or whoever may be designated, is given irrevocable broad power to repair them. In the event that Minera Andes S.A. paid the total purchase price according to and in the way it is scheduled under article fourth hereby, thus having the right already transferred, the title for the mining claims and turn that holding in true and material ownership of the mines and claims, Mr. Carlos Osvaldo Giustozzi and his wife will furnish all the official documents in the term of sixty days and will carry out all the proceedings necessary to improve the ownership transfer for the said concessions in favor of Minera Andes S.A.; or whoever may be designated. Expenses and fees resulting from the issuing and registering of official documents, will be paid by Minera Andes S.A..- It is also restated that Mr. Carlos Osvaldo Giustozzi and his wife give irrevocable power to Minera Andes S.A. or to whoever may be designated, to carry on all the necessary proceedings to issue the official documents expressing the ownership transfer for the mines and cateos' applications included in

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this contract. ELEVENTH: The only reason for which Mr. Carlos Osvaldo Giustozzi and his wife could resign, would be the lack of payment in time of the agreed amounts under article 4th and the unfulfillment of Minera Andes S.A.'s commitments under article 7th, item a). The power to resign the contract due to lack of payment will proceed after thirty days of delay for the scheduled dates. The delay will proceed by legal right without any need for legal requirements, through the summoning resulting from the expiration of the term. During the period of actual delay, the amount will earn an interest equivalent to the rate charged by Banco de la Nacion Argentina for the discount of letters or promissory notes; which will be paid together with the amount owed. Once the term of thirty days delay is over, Mr. Carlos Osvaldo Giustozzi and his wife, will be able to resign the contract on their own by means of appropriate notice at the address of Minera Andes S.A., keeping all the amounts collected up to the moment in favor of them; despite the power to require the amounts earned; except for the case in which the option to buy was exercised and one third of the price had already been paid, in which event, he should demand the total payment of the price balance, with corresponding guaranties. TWELFTH: All Minera Andes S.A.' rights resulting hereby could be transferred, prior notice to Mr. Carlos Osvaldo Giustozzi. At the same time, the transferees should ratify their acceptance to Mr. Carlos Osvaldo Giustozzi and offer an adequate reliability warranty or the possibility to accomplish these contract obligations; from that moment onwards, all the rights and obligations originally corresponding to Minera Andes S.A. are automatically substituted. Mr. Carlos Osvaldo Giustozzi's rights, according to this contract, could be transferred only with prior acceptance by Minera Andes S.A.; not being possible for this acceptance to be denied

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without reason. THIRTEENTH: This contract will oblige the parties and their corresponding inheritors, executors, administrators, successors with rights and related third parties. All knowledge and information that Mr. Carlos Osvaldo Giustozzi acquires, related to the works mentioned under article 3rd, will be kept with discretion and considered as confidential, except for the event that Minera Andes S.A. releases the holders from this obligation, in written. This confidentiality condition, will be in force during the whole term of this contract and up to ninety days after the end date of this contract or the purchase of the property and mining claims. Minera Andes S.A. also agrees to keep confidentiality for ninety days after the contract has been resigned, or some area excluded, regarding the latter, except the holders release Minera Andes S.A. by written notice of this obligation; except for the case Minera Andes S.A. is negotiating the transfer or joint venture in this contract with third parties concerned. FOURTEENTH: All the notices to Minera Andes S.A. and to Mr. Carlos Osvaldo Giustozzi and his wife will be done in written and in a reliable way at the addresses hereby stated. The parties could change their address and they should be available to be notified in a reliable way, not being away from the scope of Mendoza city and/or the so called Gran Mendoza. It is agreed that for the sake of this contract, Mrs. Maria Riera de Giustozzi, giver her conjugal approval, authorizes and gives power by this single mean to Mr. Carlos Osvaldo Glustozzi as to represent her with Minera Andes S.A. and/or Mining Authority, in any required circumstance. This contract is to be registered at Notary Public and Mining Authority; expenses will be paid by Minera Andes S.A. FIFTEENTH: The parties agree, that in case of dispute they will accept the jurisdiction of the common courts of the province of Mendoza, excluding any other code or jurisdiction. It is

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stated that this contract is exempt from seals due to an amendment to article
240 inc. 31, Fiscal Law N(degree) 6104. Approving this document, six copies are signed by the parties, in order to be registered with the Mining Authority of Mendoza Province; other, to be recorded with a local Notary Public; and other to be translated into English. At the signature of this contract, Minera Andes S.A. pays the amount of U$S 15,000 (fifteen thousand dollars) to its co-contractor, as way of canceling the amount of the first payment scheduled under article fourth. After collecting this amount, the co-contractor will furnish adequate receipt and a broad and total payment document. INTERPRETATIVE CLAUSE: Over NET SMELTER RETURN: In the event that the royalties had to be paid, it is understood as "net smelter return" all the metallic minerals, concentrated, or their products containing ore produced and sold by the Holder. When the ore containing minerals with commercial value, are sold by the Holder, its "net smelter return" will be considered as the actual amount received by the said Holder for the sale of them, minus the deduction of any expense corresponding to transport (including freight, insurance, and delivery and mailing costs) from the exploitation to the facilities of the purchaser and any other unloading place. When the concentrates or products containing minerals with commercial value are sold by the holder; their net smelter return should be considered as the actual amount received by the holder for the sale, minus deduction for any and all the expenses related to smelting, refining, weighing, sampling, assay, handling, transport (including freight, insurance, handling and mailing expenditures), penalties for impurities and other charges deduced by a purchaser, provided that the Holder does not deduce any charge for initial processing. By initial processing it is understood the initial grinding or concentration or other ore treatment during

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which one or more mineral products are recovered from that sold ore and a subsequent processing, and during which the first tails and mineral waste are discarded or deposited. Such deductions will be limited to commercially reasonable amounts from the point of view of mineral industrial practices and levels, currently accepted as good, such as smelting or other similar operations for the treatment of metals. The "net smelter return" for the ore, concentrates or products treated in smeltery and other similar metal operations, owned, operated or controlled by the Holder, or dealt with based on a toll paid by the Holder, will be computed as already mentioned, with the deductions previously established. For the ore, concentrates or products sold to associate companies or sold by the Holder, but in some way used by him, the gross price for the sale will be determined in a similar way; provided that the total deductions done by the Holder according to this paragraph, do not exceed the total deductions that could have been made by other smeltery operators or treatment facilities for similar materials in the case that those materials were smelted or treated in those facilities based on a reasonable commercial agreement .- There is an illegible signature and the explanatory legend says: Brian Gavin on behalf of Minera Andes S..A..- There is an illegible signature and the explanatory legend says: Jorge A. Vargas on behalf of Minera Andes S.A.. There is an illegible signature and the explanatory legend says: Carlos Osvaldo Giustozzi, L.E. (document) 6865305. There is an illegible signature and a legend saying Maria Riera de Giustozzi L.C. (document) 4115161. There is a certification in Notary Public proceeding number 524137, that says: "As Notary Public, Holder of Registry number thirty-seven from Capital, I CERTIFY: that the signatures at the bottom of each of the FIVE pages of the Contract of Exploration and Prospecting with

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Option to buy herepreceding, and which also have my signature, Professional seal and formal statement for the certification that is done in the current sheet for the Notary Public proceeding; belong to Mr. BRIAN GAVIN, Passport issued by United Kingdom of Great Britain and Northern Ireland number C969194D, to Mr. JORGE ALFREDO VARGAS, C.I. (document) number 219206 issued by Mendoza Police, and Mr. CARLOS OSVALDO GIUSTOZZI, L.E. (document) number 6865305 and to Mrs. MARIA RIERA DE GIUSTOZZI, L.C. (document) 4115161; all of which have been done in my presence; as well as Dr. Jorge Alfredo Vargas is acting as President of the Board of Directors of MINERA ANDES S.A., guaranteed by Incorporation Deed dated September 9th, 1994, issued by Notary Public lnes Mabel Cumaodo, Fs. 322, from the records at Registro Notarial number 72, and registered in the Public Registry for Limited Liability Companies (Registro Publico de Sociedades Anonimas) from this province under file number 2892, Fs. 1; Mr. Brian Gavin is acting as attorney for "Minera Andes S.A.", guaranteeing that with General Administration Power of Attorney, registered in the Public Registry for General Powers (Registro Publico de Mandatos Generales) from this province, under number 30432, Fs. 27, book 290 "L"; and Mr. Carlos Osvaldo Giustozzi and Mrs. Maria Riera de Giustozzi are acting each of them on their own. The corresponding requirement has been formalized at pages 241, 242 and 243 respectively from Book Number "One" of requirements of the legalized, witnessed. Mendoza, JUNE 15th, 1995".- In each of the five pages containing the Contract of Exploration and Prospecting with option to buy that has been textually transcribed, they bear at the bottom four illegible signatures, with a seal saying: Certification at Notary Public Proceeding sheet N(degree) 524137 with Certification Stamps N(degree)

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239003-04-05-06. Mendoza, June 15th 1995. There is an illegible signature and a seal saying Gilberto Suarez Lago, Notary Public, Reg. N(degree) 37. Mendoza. IN ACCORDANCE WITH; what has been transcribed from the Contract that I see, which bears the statement that it is exempt from fiscal repaying, enclosed hereby, with the corresponding notary public's quote. ON RECORD. READ this deed by the appealing parties, with their corresponding functions, accepting the whole of this, ratifying its content and the signature. Witnessed. Overwritten: June 15th, it's valid.-

(There are two illegible signatures and a seal saying: Gilberto Suarez Lago, Notary Public, Holder Reg. N(degree) 37, Mendoza)

It corresponds to Sheet number 524146, from Notary Public Proceeding, Series F. ALL IN AGREEMENT with the original deed read by me, under Fs. 120 from the general record of Notary Public Registry (Registro Notarial) number thirty seven from Capital, witnessed. For "MINERA ANDES S.A.", this first testimony with eleven photocopied pages and the current sheet of notary public proceeding number F 524146 that I sign and seal at the place and date of issue.-

(There is an illegible signature and a seal saying: Giberto Suarez Lago, Notary Public, Holder Reg. N(degree) 37, Mendoza)

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Witnessed, this is a true translation for the original in Spanish. Mendoza,
August 28th, 1995 Doy fe que es traduccion fiel del original en castellano ante mi. Mendoza, 28 de Agosto de 1995.-

                                       /s/
                                            MARGARITA SUSANA LORENZO
                                            TRADUCTORA-INTERPRETE de INGLES
                                            Cult 23-16997610-4

                                      -17-
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                           REPRESENTATION OF ACCURACY

     The foregoing is a fair and accurate English translation of the document from which it is made.

     Dated this 19th day of June, 1997.


                                        /s/ BRIAN GAVIN
                                        ----------------------------------------
                                        Brian Gavin
                                        Vice President